Exhibit 99.1

Cesca Therapeutics Secures $15 Million Financing from Institutional Life Sciences Fund

Financing Paves Way Toward Achievement of Major Clinical Milestones

RANCHO CORDOVA, Calif – September 1, 2015 – Cesca Therapeutics Inc. (NASDAQ: KOOL), an autologous cell-based regenerative medicine company, today announced the signing and initial closing of a definitive agreement on August 31, 2015, to raise $15 million in senior secured convertible debentures and warrants from one institutional investor.

The Company intends to use the gross proceeds from the private placement for working capital in support of its ongoing clinical initiatives.

“We are very pleased to have secured this additional investment," said Robin C. Stracey, Chief Executive Officer of Cesca Therapeutics. “It represents a significant vote of confidence in our clinical program from a sophisticated life science investor that believes strongly in the potential of our company and our long term growth prospects. With FDA approval secured, without condition, for the initiation of our Phase III pivotal clinical trial in the U.S. for the treatment of “no option” patients with late stage CLI using our SurgWerksTM--CLI and VXP System, we now look forward with enthusiasm to advancing the program and beginning the trial.”

The Company received $5.5 million in gross proceeds at the initial closing.  At the second closing, the balance of $9.5 million will be placed into a restricted control account and will be released to the Company upon the achievement of agreed upon milestones, including approval from the California Institute for Regenerative Medicine (“CIRM”) of the Company’s application for matching funds in the form of a CIRM grant.

The debentures bear no interest, may be convertible into shares of the Company’s common stock at a conversion price of $0.68 per share and are secured by all of the Company’s assets.  In connection with the transaction, the Company also issued Series A warrants to purchase up to 22,058,823 million shares of the common stock at $0.68 for a period of five and one-half years and Series B warrants to purchase up to 12,132,353 million shares of common stock at $0.68 for a period of eighteen months. The Series A and B warrants are subject to vesting based upon the amount of funds actually received by the Company in the sale of the senior secured convertible debentures and are exercisable upon the earlier of the approval of the transaction by the Company’s stockholders and the 6 month anniversary of the issuance date.

The debentures and warrants were issued to the investor in a private placement. As part of the financing, the Company entered into a registration rights agreement to file a registration statement with the Securities and Exchange Commission registering for resale the shares of common stock issuable upon conversion of the debentures and upon the exercise of the warrants. Notwithstanding the initial closing, the Company intends to seek Stockholder approval for the transaction.

Maxim Group acted as the sole placement agent in connection with the transaction.

This press release includes a summary of the general terms of the financing. The complete terms of the transaction have been included in a Form 8-K filed by the Company with the SEC on September 1, 2015.

About Cesca Therapeutics Inc.

Cesca Therapeutics Inc. (www.cescatherapeutics.com) is engaged in the research, development and commercialization of autologous cell-based therapeutics for use in regenerative medicine. The Company is a leader in the development and manufacture of automated blood and bone marrow processing systems that enable the separation, processing and preservation of cell and tissue therapy products.  These include:

•	SurgWerks™; proprietary stem cell therapy point-of-care kits for the treatment of vascular and orthopedic indications that integrate the following indication specific elements:
•	Cell harvesting
•	Cell processing and selection
•	Cell diagnostics
•	Cell delivery
•	CellWerksTM; a proprietary stem cell laboratory kit for the processing of target cells used in the treatment of oncological and hematological disorders.
•	The AutoXpress® (AXP); a proprietary automated device, along with companion sterile blood processing disposables, for the harvesting of stem cells from cord blood.
•
The MarrowXpress® (MXP); a derivative product of the AXP and its accompanying disposable bag set, for the isolation and concentration of stem cells from bone marrow. Self-powered and microprocessor-controlled, the MXP contains flow control optical sensors that volume-reduces blood from bone marrow to a user defined volume in 30 minutes while retaining over 90% of mononuclear cells (MNCs).

•
The Res-Q® 60 (Res-Q); a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates for bone marrow concentrate (BMC) and whole blood for platelet rich plasma (PRP).

•	The BioArchive® System; an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries, for cryopreservation and archiving of cord blood stem cell units for transplant.

Forward Looking Statement

The statements contained herein may include statements of future expectations and other forward looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements, including, without limitation, our ability to obtain stockholder approval of the transaction and amendment, CIRM grant approval, and having its registration statement declared effective by the SEC in a timely manner.  Further description of other risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics' forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics annual report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements. Contact: Cesca Therapeutics Inc. http://www.cescatherapeutics.com.  Cesca may, at its discretion, choose to publish on-going interim notifications, requests for further information as received from the FDA, Medicare or equivalent foreign agencies, but as a general policy only makes announcements regarding material or significant information, such as filing of applications, approvals, initiation of studies, and conclusions.

Contact:

Cesca Therapeutics Inc.
http://www.cescatherapeutics.com
Investor Contact: Kirin Smith, PCG Advisory Group
+ 1-646-863-6519, or ir@cescatherapeutics.com